Exhibit 99.1

FOR IMMEDIATE RELEASE	October 23, 2008

CEO and Founding Shareholder Plans Orderly Sale of Stock

Louisville, KY – Almost Family, Inc. (NASDAQ:AFAM): William B. Yarmuth, Almost Family’s Chairman and CEO and one of its founding shareholders since 1976 today announced that he has entered into a formal plan for the sale of 100,000 shares of Almost Family common stock or approximately 17% of his current holdings in open market transactions in 2009.

The formal Rule 10b5-1 Sales Plan calls for Mr. Yarmuth to sell up to 50,000 shares at prices no lower than $40 per share. He would sell the remaining 50,000 shares at prices no lower than $50 per share. No sales would occur before January 1, 2009.

Yarmuth, 56, cited diversification of personal wealth and estate planning as reasons for his plan. He currently has no health issues or retirement plans and the plan to sell shares has no implication on his role as Almost Family’s Chairman and CEO.

Mr. Yarmuth currently directly owns 559,870 shares or 6.9% of total outstanding shares of Almost Family and for many years he has been the Company’s largest individual shareholder. Although he has historically gifted a relatively small number of shares to charitable foundations, Mr. Yarmuth has never previously sold shares of Almost Family in open market transactions.

Based on currently outstanding shares and known holdings of existing individual shareholders, following the sale of all 100,000 shares, Mr. Yarmuth’s direct holdings would amount to 459,870 shares or 5.7% of total outstanding shares and he would continue to be the Company’s largest individual shareholder.

According to NASDAQ, Almost Family’s average daily trading volume for the 50 trading days ended October 22, 2008 was approximately 287,000 shares.

Contact: Steve Guenthner (502) 891-1000.